Exhibit 99.1

Date:                      November 9, 2007

Contact:                 Jim Tobalski

                                Senior Vice President

                                Novant Health

                                704.384.9670

                                jgtobalski@novanthealth.org

                                Maggie Sayre

                                Public Relations Representative

                                MQ Associates, Inc.

                                202-460-3647

                                maggie@sayreconsulting.com

Novant Health completes purchase of MedQuest

Winston-Salem, NC and Alpharetta, GA — MQ Associates, Inc. (“MedQuest”), a national provider of diagnostic imaging services, officially joined Novant Health today as the two companies closed the previously announced acquisition.  MedQuest will operate as a wholly-owned subsidiary of Novant.

Novant Health is a not-for-profit integrated healthcare system serving North and South Carolina.  It consists of an 800-physician medical group and eight hospitals.  MedQuest is a for-profit diagnostic imaging company that owns and operates 92 outpatient centers in 13 states, two-thirds of which are located in the immediate five-state region of North Carolina, South Carolina, Georgia, Virginia and Tennessee.

MedQuest centers offer diagnostic imaging services, such as magnetic resonance imaging (MRI), computed tomography (CT), nuclear medicine, ultrasound, mammography, bone densitometry, fluoroscopy and x-ray.  Some MedQuest’s centers are located in or near communities that Novant already serves such as Charlotte, Concord, Fort Mill, Monroe, Mooresville, Winston-Salem, Greensboro, Durham and Wilmington.

“One of Novant’s goals is to provide primary healthcare services closer to where residents live,” explained Paul Wiles, president and CEO of Novant Health.  “MedQuest centers have been achieving that same goal by delivering excellent service to patients and physicians.”

MedQuest CEO, Chris Winkle, emphasized that both organizations have much in common.  “We have worked extremely hard to build a service-oriented company,” said Winkle. “Novant also has the same passion for providing the best experience possible for patients, families and doctors in their local communities.”

Novant purchased MedQuest for $45 million, and immediately after the purchase MedQuest will continue to have approximately$369 million of debt outstanding.  If MedQuest achieves agreed upon financial metrics during 2008, Novant will pay up to an additional $35 million.  MedQuest will operate as a wholly-owned, for-profit subsidiary of Novant Health, much like the PARTNERS HMO did in the 1990s.  MedQuest’s existing management team, which will participate in a portion of the compensation being paid to existing stockholders in the transaction (including the contingent portion), continues to lead the company and there will be no immediate changes for MedQuest employees or customers.

The leaders of the two organizations expect their merger to create several major synergies, including integrating radiology images and reports with other diagnostic information in patient records in communities where both MedQuest centers and Novant hospitals, physician practices and other services are located.  The two companies believe that this integration will decrease duplicative testing and improve continuity of patient care.  MedQuest and Novant will also realize economies of scale and savings with respect to complex and costly information technology software and hardware required for state-of-the-art diagnostic imaging centers.

“The savings we intend to achieve when we combine our resources will help us meet other challenges, such as providing care for the poor and uninsured, building new community hospitals, expanding our crowded emergency rooms and inpatient units, and creating even better access to ambulatory services,” commented Wiles.

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Novant Health is a not-for-profit integrated group of hospitals and physician clinics, ranked as one of our nation’s ten best healthcare systems.  Novant staff cares for patients and communities in North and South Carolina.  Hospital affiliates include Presbyterian Hospital, Presbyterian Orthopaedic Hospital, Presbyterian Hospital Matthews and Presbyterian Hospital Huntersville in the Charlotte, NC area; Forsyth Medical Center and Medical Park Hospital in Winston-Salem, NC; Thomasville Medical Center in Thomasville, NC; and Brunswick Community Hospital in Supply, NC.  The Novant Medical Group consists of more than 800 physicians in 232 clinic locations.  Other Novant facilities and programs include two nursing homes, outpatient surgery and diagnostic centers, rehabilitation programs and community health outreach programs.

MedQuest is a leading operator of independent, fixed-site, outpatient diagnostic imaging centers in the United States.  MedQuest centers provide high quality diagnostic imaging services using a variety of technologies including magnetic resonance imaging (MRI), computed tomography (CT), nuclear medicine, general radiology, bone densitometry, ultrasound and mammography.  MedQuest operates a network of 92 centers in 13 states located primarily throughout the southeastern and southwestern United States.